Exhibit 99.01

FOR FURTHER INFORMATION:

Peter B. Bedford	Hanh Kihara
Chairman of the Board and	Chief Financial Officer

Chief Executive Officer

(925) 283-8910

LBA REALTY LLC TO ACQUIRE

BEDFORD PROPERTY INVESTORS, INC.

FOR $27.00 PER SHARE IN CASH

LAFAYETTE, CA – February 10, 2006 – Bedford Property Investors, Inc. (NYSE:BED) today announced that it has signed a definitive merger agreement with an affiliate of LBA Realty LLC.  Under the terms of the agreement, which was unanimously approved by the Company’s Board of Directors, common stockholders will receive an aggregate of $27.21 per share in cash for each share of Company common stock that they hold and will cease to be stockholders of the Company after the closing.  Under the terms of the agreement, $27.00 of such per share amount would be payable upon consummation of the merger, and the remaining amount will be paid in the form of a regular dividend of $0.21 per share for the quarter ended March 31, 2006.  The $27.00 purchase price per share represents a 17.6% premium over the $22.95 average closing price of Bedford’s common stock for the 30 days ending February 9, 2006.

Under the terms of the merger agreement, the Company will be permitted to pay a regular quarterly dividend on the Company’s common stock for the quarter ended March 31, 2006, not in excess of $0.21 per share.  The Company will not be permitted to pay any further dividends on the common stock thereafter.

The Company’s Series A and Series B Cumulative Redeemable Preferred Stock will remain issued and outstanding after the closing of the transaction.  The Company will continue to pay the required quarterly dividends on the preferred stock.  LBA has indicated that it intends to delist the Company’s preferred stock from the New York Stock Exchange following the closing of the transaction and does not plan to seek to list the preferred stock on another trading market.  Therefore, it cannot be assured that an active trading market for the preferred stock will continue to exist after the closing of the transaction.

Completion of the transaction, which is currently expected to occur late in the second quarter of 2006, is contingent upon customary closing conditions and the approval of Bedford’s stockholders.  The transaction is not subject to any financing conditions.

“Bedford Property Investors has continuously evaluated ways to maximize stockholder value,” said Peter Bedford, Chairman and Chief Executive Officer of Bedford. “Given the current conditions in the real estate market, we believe that it is an appropriate time for the company to undertake a transaction such as this, which will bring a substantial cash payment to our stockholders.”

“We are pleased with the acquisition of this portfolio.  We believe that Bedford Property Investors’ assets integrate well with LBA’s existing West Coast portfolio,” said Phil Belling, Managing Partner of LBA.

Banc of America Securities LLC acted as financial advisor and Simpson Thacher & Bartlett LLP acted as legal advisor to Bedford in connection with the merger transaction.  Merrill Lynch & Co. acted as financial advisor and Goodwin Procter LLP and DLA Piper Rudnick Gray Cary US LLP acted as legal advisor to LBA in connection with the merger transaction.

Additional Information and Where to Find It

Bedford has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the stockholders of Bedford.  Bedford’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Bedford. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Bedford by going to Bedford’s Investor Relations page on its corporate website at www.bedfordproperty.com.

Bedford and its officers and directors may be deemed to be participants in the solicitation of proxies from Bedford’s stockholders with respect to the acquisition. A description of any interests that Bedford’s officers and directors have in the acquisition will be available in the proxy statement.

About Bedford Property Investors

Bedford Property Investors is a self-administered equity real estate investment trust (REIT) with investments in suburban office buildings and industrial properties concentrated in the western United States. It is traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED” and its web site is www.bedfordproperty.com.

About LBA Realty

LBA Realty LLC (LBA) is a full service real estate investment and management company.  LBA, with its headquarters in Irvine and offices in Los Angeles, San Diego and San Jose, operates in California as well as other western markets including the Pacific Northwest, Colorado and Arizona.  LBA owns a portfolio of office and industrial properties totaling over 12 million square feet and invests on behalf of LBA’s institutional investment funds.

Legal Disclosure

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things, statements relating to the proposed merger, the timing and ability of Bedford and LBA Realty LLC to successfully complete the proposed merger and the outcomes and voting decisions of directors and stockholders. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to be materially different from those expressed, expected or implied by the forward-looking statements. The risks and uncertainties that could cause actual results to differ from management’s estimates and expectations include risks associated with uncertainties related to the approval of the transaction by Bedford’s stockholders, risk that the closing conditions contained in the merger agreement will not be satisfied, as well as additional risk factors that are contained in the company’s filings with the Securities and Exchange Commission, including its 2004 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. The company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.